Exhibit 10.2

DELUXE CORPORATION	RESTRICTED STOCK UNIT AWARD AGREEMENT
(Inducement Grant) (US)

AWARDED TO	AWARD DATE	TOTAL NUMBER OF RESTRICTED STOCK UNITS
Yogaraj Jayaprakasam	May 13, 2022	16,653

1.	The Award. Deluxe Corporation, a Minnesota corporation (“Deluxe“), hereby grants to you as of the above Award Date the above number of restricted stock units (“Units”) on the terms and conditions contained in this Restricted Stock Unit Award Agreement (including the Addendum attached hereto, the “Agreement”). This grant is being made outside of Deluxe’s 2022 Stock Incentive Plan (the “Plan”) as an employment inducement award under Rule 303.08 of the New York Stock Exchange Listing Manual. However, for convenience, the award and the shares issuable hereunder are hereby made subject generally to the same terms and conditions of the Plan by reference to the Plan throughout this Agreement, except that the underlying award shares are not being issued under the Plan and thus do not count against the Plan share reserve. Accordingly, any capitalized term used but not defined in this Agreement shall have the meaning given to the term in the Plan as it currently exists or may hereafter be amended. Furthermore, although the underlying award shares do not count against the Plan reserve, the terms of the award will otherwise be governed by both this Agreement and the terms of the Plan, including (but not limited to) the Plan’s provisions for administration, adjustment for corporate transactions and other permitted amendments. . Deluxe hereby confirms the grant to you, as of the Award Date and subject to the terms and conditions in this Agreement and the Plan, of the number of Restricted Stock Units specified above (the “Units”). Each Unit represents the right to receive one share of Deluxe’s common stock par value $1.00 (“Common Stock”), when the restrictions applicable to each Unit expire or terminate as provided below. Prior to their settlement or forfeiture in accordance with the terms of this Agreement, the Units granted to you will be credited to an account in your name maintained by Deluxe. This account shall be unfunded and maintained for book-keeping purposes only, with the Units simply representing an unfunded and unsecured contingent obligation of Deluxe.

2.	Restricted Period and Vesting. The Units are subject to the restrictions contained in this Agreement and the Plan for the Restricted Period (as defined below). As used herein, “Restricted Period,” shall mean, with respect to each of the four equal segments of 25 percent of the Units each, a period commencing on the Award Date and, subject to Section 4, ending with respect to each segment on its respective vesting date. Subject to Sections 4 and 5, with respect to the Units, the restrictions on a segment will lapse and the applicable segment will vest and become non-forfeitable on each of the first, second, third and fourth anniversary of the Award Date, so long as your service to Deluxe has not previously ended.

3.	Restrictions. The Units shall be subject to the following restrictions during the Restricted Period:

(a)            The Units shall be subject to forfeiture to Deluxe until they vest as provided in this Agreement and the Plan.

(b)            The Units may not be sold, assigned, transferred or pledged during the Restricted Period. You may not transfer the right to receive the Units, other than by will or the laws of descent and distribution, and any such attempted transfer shall be void.

(c)            Shares of Common Stock to be issued in settlement of vested Units will not be issued until the applicable time specified in Section 6 or 8.

(d)            If cash or non-cash dividends or distributions are declared and paid by Deluxe with respect to its Common Stock, then at the same time that such dividends or distributions are paid to the shareholders you will have dividend equivalents credited to your account with respect to your Units. All such dividend equivalents shall be held by Deluxe without interest accruing thereon until the end of the Restricted Period, at which time Deluxe will pay you all such dividends and other distributions, less applicable income tax and social security tax withholding. Any dividend equivalent payments paid with respect to any Units shall be paid when, and only to the extent that, the underlying Units actually vest and are settled in shares of Common Stock. If the Units are forfeited, then all rights to such dividend and distribution payments shall also be forfeited.

4.	Acceleration of Vesting.

(a)            In the event your employment with Deluxe is terminated by reason of death, Disability (as defined in the Addendum), or Approved Retirement (as defined in the Addendum) any time during the Restricted Period, all of the yet unvested Units will vest and the Units shall become non-forfeitable as of the date of such termination.

(b)            Subject to Section 4(c), in the event your employment is terminated during the Restricted Period after the first anniversary of the Award Date by reason of involuntary termination without Cause, a pro rata portion of the next segment of Units scheduled to vest after the termination date (based on the number of completed days between the termination date and the scheduled vesting date immediately prior to the termination date (or the Award Date if there was no such scheduled vesting date) divided by 365) shall vest and become non-forfeitable as of the date of such termination.

(c)            Notwithstanding any provision contained in this Agreement that would result in Units vesting in full or in part at a later date, if, in connection with any Change of Control, the acquiring Person, surviving or acquiring corporation or entity, or an Affiliate of such corporation or entity, elects to assume the obligations of Deluxe under this Agreement and to replace the Shares issuable upon settlement of the Units with other equity securities that are listed on a national securities exchange (including by use of American Depository Receipts or any similar method) and are freely transferable under all applicable federal and state securities laws and regulations (“Replacement Equity Securities”), the Units then subject to restriction shall continue to vest as set forth in Section 2, provided, however, the Units shall vest in full and become non-forfeitable if, within twelve months of the date of the Change of Control:

(i)	Your employment with the Company is terminated by the Company without Cause,

(ii)	Your employment with the Company is terminated by you for Good Reason, or

(iii)	Vesting would otherwise occur on any earlier date as provided under this Agreement.

In the event of any such Change of Control, the number of Replacement Equity Securities issuable under this Agreement shall be determined by the Committee in accordance with Section 4(c) of the Plan. In the event of any such Change of Control, all references herein to the Shares shall thereafter be deemed to refer to the Replacement Equity Securities, references to Deluxe or the Company shall thereafter be deemed to refer to the issuer of such Replacement Equity Securities, and all other terms of this Agreement shall continue in effect except as and to the extent modified by this subparagraph.

(d)            If the Change of Control does not meet the continuation or replacement criteria specified in Section 4(c) above, all Units then subject to restriction shall vest in full immediately and become non-forfeitable upon the Change of Control.

(e)           The provisions of this Section 4 shall be subject to Sections 5(b) and 8.

5.	Forfeiture.

(a)            Subject to the provisions of Section 4, in the event your employment is terminated during the Restricted Period, your rights to all of the unvested Units shall be immediately and irrevocably forfeited.

(b)            Notwithstanding any other provisions of this Agreement, in the event you engage in a Forfeiture Activity (as defined below) during the Restricted Period, your rights to all of the Units that have not yet been settled, whether or not vested, shall be immediately and irrevocably forfeited.

(c)            If, at any time within 12 months after the date any portion of this Award has vested and settled as provided in Sections 6 or 8, you engage in any Forfeiture Activity (as defined below), then the value of the Shares (and the amount of any associated dividend equivalents) received by you pursuant to such vesting and settlement must be paid to Deluxe within 30 days of demand by Deluxe. For purposes hereof, the value of the Shares received by you in settlement of the vested Units shall be determined by utilizing the closing price on the New York Stock Exchange of a share of Deluxe’s Common Stock on the vesting date (without regard to any subsequent increase or decrease in the fair market value of such Shares).

(d)            As used herein, you shall be deemed to have engaged in a Forfeiture Activity if you (i) directly or indirectly, engage in any business activity on your own behalf or as a partner, shareholder, director, trustee, principal, agent, employee, consultant or otherwise of any person or entity which is in any respect in competition with or competitive with Deluxe or you solicit, entice or induce any employee or representative of Deluxe to engage in any such activity, (ii) directly or indirectly solicit, entice or induce (or assist any other person or entity in soliciting, enticing or inducing) any customer or potential customer (or agent, employee or consultant of any customer or potential customer) with whom you had contact in the course of your employment with Deluxe to deal with a competitor of Deluxe, (iii) fail to hold in a fiduciary capacity for the benefit of Deluxe all confidential information, knowledge and data, including customer lists and information, business plans and business strategy (“Confidential Data”) relating in any way to the business of Deluxe for so long as such Confidential Data remains confidential, or (iv) are terminated by Deluxe for Cause.

(e)            If any court of competent jurisdiction shall determine that the foregoing forfeiture provisions are invalid in any respect, the court so holding may limit such provisions in any manner which the court determines such that the provision shall be enforceable against you.

(f)            By accepting this Agreement, you consent to a deduction from any amounts Deluxe owes you from time to time (including amounts owed to you as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to you by Deluxe), to the extent of the amount you owe Deluxe under the foregoing provisions. Whether or not Deluxe elects to make any set-off in whole or in part, if Deluxe does not recover by means of set-off the full amount you owe, calculated as set forth above, you agree to pay immediately the unpaid balance to Deluxe.

(g)            You will be released from the forfeiture provisions of Section 5(d)(i) in the event your employment with Deluxe has been involuntarily terminated without Cause. Otherwise, you may be released from the foregoing forfeiture provisions only if the Committee (or is duly appointed agent) determines in its sole discretion that such action is in the best interests of Deluxe.

(h)            Nothing contained in this Section 5 shall be construed to limit the provisions of the Plan or any recoupment policy dealing with recoupment of awards, which are incorporated into this Agreement by reference.

6.	Settlement of Units and Delivery of Shares of Common Stock.

(a)            Subject to Section 5 and except as otherwise provided in Sections 6(b), 8, and 9, after any Units vest pursuant to Section 2 or Section 4, as applicable, Deluxe shall, as soon as practicable (but no later than 74 days after the applicable vesting date) cause to be issued and delivered to you (or to your personal representative or your designated beneficiary or estate in the event of your death, as applicable) one share of Common Stock in payment and settlement of each vested Unit along with any dividends or distributions referenced in Section 3(d). Delivery of shares of Common Stock shall be effected by the issuance of a stock certificate to you, by an appropriate entry in the stock register maintained by Deluxe’s transfer agent with a notice of issuance provided to you, or by the electronic delivery of the shares of Common Stock to a brokerage account for your benefit, and shall be subject to the tax withholding provisions of Section 9 and compliance with all applicable legal requirements as provided in the Plan, and shall be in complete satisfaction and settlement of such vested Units. If the Units that vest include a fractional Unit, Deluxe shall round the number of vested Units to the nearest whole Unit prior to issuance of shares of Common Stock as provided herein.

(b)            Notwithstanding the foregoing, in the event your employment with Deluxe is terminated by reason of death, Disability or involuntary termination without Cause any time during the Restricted Period, and if either (i) the aggregate number of vested Units under this Award is five (5) or fewer, or (ii) the aggregate value of all of your vested Units under all awards then outstanding is less than five hundred dollars ($500), Deluxe may, in its sole discretion, deliver cash in lieu of shares of Common Stock. For purposes hereof, the cash payable in settlement of the vested Units (prior to applicable withholding under Section 9) shall be determined by utilizing the closing price on the New York Stock Exchange of a share of Deluxe’s Common Stock on the settlement date under Section 6(a) or Section 8, as applicable.

7.	Rights. The Units subject to this award do not entitle you to any rights of a holder of Common Stock. You will not have any of the rights of a shareholder of Deluxe in connection with the grant of Units subject to this Agreement unless and until shares of Common Stock are issued to you upon settlement of the Units as provided in Section 6 or 8.

8.	409A Compliance. This Section 8 will apply only if the Award evidenced by this Agreement provides for the deferral of compensation within the meaning of Section 409A of the Internal Revenue Code and the IRS regulations thereunder (“Section 409A”). If your employment is terminated prior to the end of the Restricted Period, but the termination does not constitute a “separation from service” as defined in Section 409A, then you will have the right to receive the applicable payment described in Section 4, but such payment will be delayed until the earliest of the date on which you incur a separation from service as defined in Section 409A, the end of the Restricted Period, or if Section 4(d) is applicable, the date on which a change in control event occurs as defined in Section 409A (as described in the Addendum). This could occur if, for example, your employment is terminated but you are retained as a consultant or independent contractor to provide services to Deluxe or an Affiliate at a rate which is at least 50% of the rate at which you were providing services as an employee. It is also possible that you may incur a separation from service as defined in Section 409A even though your employment has not been terminated, for example if you become a part-time employee and are providing services at a rate that is less than 50% of the rate at which you provided services as a full-time employee. If this were to occur you would receive a payment as described in Section 4(b) calculated as if your employment had been terminated by Deluxe without Cause. The provisions of this paragraph shall also apply to the issuance of Shares to which you are entitled upon your Approved Retirement as provided in Section 4(a) if your Approved Retirement does not constitute a separation from service.

If the Change of Control described in Section 4(c) or Section 4(d) does not constitute a “change in control event” as defined in Section 409A, then your Units will become fully vested as provided therein, but settlement of the Units and issuance of the equity shall not occur until the earliest of the date on which you incur a separation from service as defined in Section 409A, the end of the Restricted Period, the date of your termination due to Disability or the date on which a change in control event as defined in Section 409A occurs

Notwithstanding any other provision of this Agreement, if you are a “specified employee” as defined in Section 409A at the time any amount would otherwise become payable to you by reason of a separation from service as defined in Section 409A (including any shares of Common Stock that become issuable upon an Approved Retirement, or upon the occurrence of a Change of Control, but the issuance of which is deferred until a separation from service because the Change of Control did not constitute a change in control event), such payment shall not occur until the first business day that is more than six months following the date of such separation from service (or, if earlier, the date of your death). In general, “specified employees” are the 50 most highly compensated officers and policy making personnel of Deluxe and its Affiliates.

9.	Income Taxes. You are liable for any federal, state and local income taxes as well as payroll taxes applicable upon the vesting or settlement of the Units subject to this Agreement, and you acknowledge that you should consult with your own tax advisor regarding the applicable tax consequences. Upon the distribution of shares of Common Stock and payment of any associated dividend equivalents, you shall promptly pay to Deluxe the amount of all applicable taxes required by Deluxe to be withheld or collected upon the distribution of the shares of Common Stock in settlement of the vested Units and payment of any dividend equivalents, such amount to be paid in cash or in previously acquired shares of Common Stock having a fair market value equal to the tax withholding amount. In the alternative, you may direct Deluxe to withhold from shares of Common Stock otherwise to be distributed the number of Deluxe shares having a fair market value equal to the amount of all applicable taxes required by Deluxe to be withheld upon the distribution of the shares of Common Stock, and to withhold from any dividend equivalent payments an amount equal to the applicable taxes associated therewith, and to withhold from any dividend equivalent payments an amount equal to the applicable taxes associated therewith. You acknowledge that no shares of Common Stock will be distributed to you or dividend equivalent payments made unless and until you have satisfied any obligation for withholding taxes as provided in this Agreement.

10.	Terms and Conditions. This Agreement and the award of Units and the issuance of shares of Common Stock hereunder are granted as an employee inducement award, but are subject to and governed by the provisions of the Plan as described in Section 1. In the event there are any inconsistencies between this Agreement and the Plan, the provisions of the Plan shall govern, as it may be amended or interpreted at Deluxe’s discretion, to meet any applicable requirements of Section 409A of the Internal Revenue Code.

By your acceptance of this restricted stock unit award, you agree to all of the terms and conditions contained in this Agreement and in the Plan documents. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and Deluxe regarding the Units.

DELUXE CORPORATION

By:

ADDENDUM TO

RESTRICTED STOCK UNIT AWARD AGREEMENT

For the purposes hereof, the terms used herein shall have the following meanings:

“Approved Retirement” shall mean any voluntary termination of employment that occurs on or after the date on which the sum of your age and years of employment with Deluxe and/or its Affiliates equals at least seventy-five (75) and that is approved by the Compensation Committee of the Board.

“Beneficial Owner” shall have the meaning defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

"Cause" shall mean (i) you have breached your obligations of confidentiality to Deluxe or its Affiliates; (ii) you have failed to perform your duties; (iii) you commit an act, or omit to take action, in bad faith which results in material detriment to Deluxe or its Affiliates or their respective businesses; (iv) you have had excessive absences unrelated to illness or vacation ("excessive" shall be defined in accordance with local employment customs); (v) you have engaged in misconduct or have otherwise violated an employment policy; (vi) you commit fraud, misappropriation, embezzlement or other act of dishonesty in connection with your job or otherwise against Deluxe, its Affiliates or their respective businesses; (vii) you have been convicted or have pleaded guilty or nolo contendere to a felony or a gross misdemeanor, which gross misdemeanor involves a breach of ethics, moral turpitude, or immoral or other conduct reflecting adversely upon the respective reputation, interests or businesses of Deluxe or its Affiliates; (viii) your engage in unlawful conduct or gross misconduct that is or is reasonably likely to be injurious to the respective business, finances, interests or reputation of Deluxe of its Affiliates; or (ix) you are in default under any agreement between you and Deluxe or any of its Affiliates.

A “Change of Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(i)	any Person becomes the Beneficial Owner, directly or indirectly, of securities of Deluxe representing 30% or more of the combined voting power of Deluxe’s then outstanding securities, excluding, at the time of their original acquisition, from the calculation of securities beneficially owned by such Person any securities acquired directly from Deluxe or its Affiliates or in connection with a transaction described in paragraph (iii) below; or

(ii)	the individuals who at the date of your award election hereunder constitute the Board and any new director (other than a director whose initial assumption of office occurs within a year of and is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Deluxe) whose appointment or election by the Board or nomination for election by Deluxe’s shareholders was approved or recommended by a vote of a majority of the directors then still in office who either were directors at the date of your award election hereunder or whose appointment, election or nomination for election was previously so approved or recommended, cease for any reason to constitute a majority thereof; or

(iii)	the shareholders of Deluxe approve a plan of complete liquidation of Deluxe or there is consummated (A) a merger, consolidation, share exchange or similar transaction involving Deluxe, regardless of whether Deluxe is the surviving corporation or (B) the sale or disposition by Deluxe of all or substantially all Deluxe’s assets, other than a sale or disposition by Deluxe of all or substantially all of Deluxe’s assets to an entity, unless, immediately following such corporate transaction, all or substantially all of the individuals and entities who were the beneficial owners of Deluxe’s voting securities immediately prior to such corporate transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the surviving or acquiring entity resulting from such corporate transaction (including beneficial ownership through any Parent of such entity) in substantially the same proportions as their ownership, immediately prior to such corporate transaction, of Deluxe’s voting securities.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of Common Stock of Deluxe immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of Deluxe immediately following such transaction or series of transactions.

“Disability” shall mean that you are suffering from a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, and that as a result of such impairment either: (i) you have received disability benefits for a period of not less than three months under a long or short-term disability plan or policy (or both), and are eligible for benefits under the long-term disability plan of Deluxe or any Affiliate of which you are employed at the time of such disability; or (ii) in the event that your employer does not have a long-term disability plan in effect at such time, you are unable to engage in any substantial gainful activity.

“Good Reason” shall mean:

(i)	except with your written consent given in your discretion, (a) the assignment to you of any position and/or duties which represent or otherwise entail a material diminution in your position, authority, duties or responsibilities, or (b) any other action by the Company which results in a material diminution in your position (or positions) with the Company, excluding any diminution attributable to Deluxe’s bankruptcy or insolvency or to the fact that Deluxe is no longer a public company;

(ii)	any material reduction in your aggregate compensation and incentive opportunities, or any material failure by the Company to comply with any other written agreement between you and the Company;

(iii)	the Company’s requiring you to be based at any location more than 50 miles from your then current location; or

(iv)	any request or requirement by the Company that you take any action or omit to take any action that is inconsistent with or in violation of the Company’s ethical guidelines and policies as the same existed within the 120-day period prior to the termination date or any professional ethical guidelines or principles that may be applicable to you, provided, however, that such events shall constitute Good Reason only if (A) within thirty (30) days following the occurrence of an event claimed to constitute Good Reason, you give Deluxe written notice of such event, (B) Deluxe fails to cure such event within thirty (30) days after receipt of such written notice, and (C) the effective date of your termination of employment is within 180 days following expiration of such cure period.

“Person” shall have the meaning defined in Section 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended, except that such term shall not include (i) Deluxe or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Deluxe or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of Deluxe in substantially the same proportions as their ownership of Common Stock of Deluxe.

For all purposes of this Award Agreement “separation from service”, “specified employee”, and “change in control event” shall have the meanings set forth in Treasury Regulations §1.409A-1(h), §1.409A-1(i), and §1.409A-3(i)(5), respectively, without regard to any of the optional provisions set forth in such regulations, except that

(i)	for purposes of Treas. Reg. §1.409A-1(h)(1)(ii), an employee shall be considered to have incurred a separation from service on the date on which it is reasonably anticipated that the level of bona fide services the employee will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to less than 50 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer if the employee has been providing services to the employer less than 36 months); and

(ii)	for purposes of identifying specified employees the safe harbor definition of compensation contained in Treas. Reg. §1.415(c)-2(d)(4) (compensation required to be reported on Form W-2 plus elective deferrals) shall be used, and compensation paid to a nonresident alien that is not effectively connected with the conduct of a trade or business within the United States shall be excluded.